Exhibit 99.1

Burtech Acquisition Corp II Announces Pricing of $80,000,000 Initial Public Offering

Coral Gables, FL, May 21, 2026 – Burtech Acquisition Corp II (the “Company”), a newly organized special purpose acquisition company formed as a Cayman Islands exempted company, today announced the pricing of its initial public offering of 8,000,000 units at an offering price of $10.00 per unit, with each unit consisting of one Class A ordinary share and one redeemable warrant. Each whole warrant, which becomes exercisable 30 days after the completion of the Company’s initial business combination, will entitle the holder thereof to purchase one Class A ordinary share at $11.50 per share, subject to adjustments. The units are expected to trade on The Nasdaq Stock Market LLC (“Nasdaq”) under the ticker symbol “BRKHU” beginning May 22, 2026. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants are expected to be traded on Nasdaq under the symbols “BRKH” and “BRKHW,” respectively.

D. Boral Capital LLC is acting as sole book-running manager for the offering.

Loeb & Loeb LLP served as legal counsel to the Company. Norton Rose Fulbright US LLP served as legal counsel to the underwriters.

The Company has granted the underwriter a 45-day option to purchase up to an additional 1,200,000 units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on May 26, 2026 subject to customary closing conditions.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 13, 2026. The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: D. Boral Capital LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, or by emailing dbccapitalmarkets@dboralcapital.com, or by accessing the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Burtech Acquisition Corp II

Burtech Acquisition Corp II is a blank check company, also commonly known as a special purpose acquisition company, incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue a business combination in any sector, the Company will primarily focus on businesses in the retail, lifestyle, hospitality, technology or real estate markets. The Company’s management team is led by Shahal M. Khan, its Chief Executive Officer and a member of the Board of Directors.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the IPO be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Shahal M. Khan

Chief Executive Officer

shahal@burkhan.world